Gladstone Commercial Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2025

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, VA., February 18, 2026 (ACCESSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the fourth quarter and year ended December 31, 2025. A description of funds from operations, or FFO, FFO as adjusted for comparability, and Core FFO, all three non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both the quarterly financial supplement and the Company’s Annual Report on Form 10-K, which can be found on the Investors section of our website at www.gladstonecommercial.com.
Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended
	December 31, 2025	September 30, 2025		$ Change	% Change
Operating Data:
Total operating revenue	$43,461	$40,841		$2,620	6.4%
Total operating expenses	(26,367)	(26,021)		(346)	1.3%
Other expense, net	(11,712)	(10,683)	(2)	(1,029)	9.6%
Net income	$5,382	$4,137		$1,245	30.1%
Less: Dividends attributable to preferred stock	(3,048)	(3,058)		10	(0.3)%
Less: Dividends attributable to senior common stock	(102)	(102)		—	—%
Add: Gain on extinguishment of Series F preferred stock, net	5	6		(1)	(16.7)%
Net income available to common stockholders and Non-controlling OP Unitholders	$2,237	$983		$1,254	127.6%
Add: Real estate depreciation and amortization	15,482	15,271		211	1.4%
Add: Loss on sale of real estate, net	—	10		(10)	(100.0)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$17,719	$16,264		$1,455	8.9%
Add: Convertible senior common distributions	102	102		—	—%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$17,821	$16,366		$1,455	8.9%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$17,719	$16,264		$1,455	8.9%
Add: Asset retirement obligation expense	36	34		2	5.9%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$17,755	$16,298		$1,457	8.9%
Add: Convertible senior common distributions	102	102		—	—%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$17,857	$16,400		$1,457	8.9%

Share and Per Share Data:
Net income available to common stockholders and Non-controlling OP Unitholders - basic and diluted	0.05	0.02		0.03	150.0%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.37	0.35		0.02	5.7%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.37	0.35		0.02	5.7%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.37	0.35		0.02	5.7%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.37	0.35		0.02	5.7%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	48,442,596	46,917,160		1,525,436	3.3%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	48,764,911	47,245,719		1,519,192	3.2%

Cash dividends declared per common share and Non-controlling OP Unit	$0.30		$0.30	$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,402,640	(1)	$1,400,357	$2,283	0.2%
Total assets	$1,246,933		$1,265,003	$(18,070)	(1.4)%
Mortgage notes payable, net, borrowings under revolver, borrowings under term loan, net, and senior unsecured notes, net	$843,466		$843,285	$181	—%
Total equity and mezzanine equity	$341,933		$354,999	$(13,066)	(3.7)%
Properties owned	151	(1)	151	—	—%
Square feet owned	17,675,963	(1)	17,675,963	—	—%
Square feet leased	99.1%		99.1%	—%	—%
(1)Includes one property and a portion of a land parcel classified as held for sale of $12.2 million and 161,458 square feet, in the aggregate.
(2)Includes a $0.01 million loss on sale, net, from the sale of one property during the three months ended September 30, 2025.

	As of and for the year ended
	December 31, 2025		December 31, 2024		$ Change	% Change
Operating Data:
Total operating revenue	$161,336		$149,388		$11,948	8.0%
Total operating expenses	(101,389)	(1)	(102,808)	(4)	1,419	(1.4)%
Other expense, net	(40,655)	(2)	(22,540)	(5)	(18,115)	80.4%
Net income	$19,292		$24,040		$(4,748)	(19.8)%
Less: Dividends attributable to preferred stock	(12,299)		(12,440)		141	(1.1)%
Less: Dividends attributable to senior common stock	(406)		(420)		14	(3.3)%
Add/Less: Gain (loss) on extinguishment of Series F preferred stock	10		(14)		24	(171.4)%
Net income available to common stockholders and Non-controlling OP Unitholders	$6,597		$11,166		$(4,569)	(40.9)%
Add: Real estate depreciation and amortization	58,245		55,786		2,459	4.4%
Add: Impairment charge	9		6,822		(6,813)	(99.9)%
Less: Gain on sale of real estate, net	(367)		(14,229)		13,862	(97.4)%
Less: Gain on debt extinguishment, net	—		(300)		300	(100.0)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$64,484		$59,245		$5,239	8.8%
Add: Convertible senior common distributions	406		420		(14)	(3.3)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$64,890		$59,665		$5,225	8.8%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$64,484		$59,245		$5,239	8.8%
Add: Write off shelf registration statement costs and prepaid ATM costs	—		183		(183)	(100.0)%
Add: Write off prepaid offering costs	305		—		305	100.0%
Add: Asset retirement obligation expense	138		133		5	3.8%
Add: Bad debt write off	—		64		(64)	(100.0)%
Add: Closing costs on sale	336		—		336	100.0%
Add: Realized loss on interest rate hedging instruments	—		132		(132)	(100.0)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$65,263		$59,757		$5,506	9.2%
Add: Convertible senior common distributions	406		420		(14)	(3.3)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$65,669		$60,177		$5,492	9.1%

Share and Per Share Data:
Net income available to common stockholders and Non-controlling OP Unitholders - basic & diluted	0.14		0.27		(0.13)	(48.1)%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	1.38		1.41		(0.03)	(2.1)%

FFO available to common stockholders and Non-controlling OP Unitholders - diluted	1.38		1.41		(0.03)	(2.1)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	1.40		1.43		(0.03)	(2.1)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	1.40		1.42		(0.02)	(1.4)%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	46,577,706		41,923,423		4,654,283	11.1%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	46,900,021		42,253,879		4,646,142	11.0%
Cash dividends declared per common share and Non-controlling OP Unit	$1.20		$1.20		$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,402,640	(3)	$1,219,918	(6)	$182,722	15.0%
Total assets	$1,246,933		$1,094,348		$152,585	13.9%
Mortgage notes payable, net, borrowings under revolver, borrowings under term loan, net, and senior unsecured notes, net	$843,466		$693,385		$150,081	21.6%
Total equity and mezzanine equity	$341,933		$341,342		$591	0.2%
Properties owned	151	(3)	135	(6)	16	11.9%
Square feet owned	17,675,963	(3)	16,899,887	(6)	776,076	4.6%
Square feet leased	99.1%		98.7%		0.4%	0.4%
(1)Includes a $0.01 million impairment charge recognized on one property during the year ended December 31, 2025.
(2)Includes a $0.4 million gain on sale, net, from two property sales during the year ended December 31, 2025.
(3)Includes one property and a portion of a land parcel classified as held for sale of $12.2 million and 161,458 square feet, in the aggregate.
(4)Includes a $6.8 million impairment charge recognized on three properties during the year ended December 31, 2024.
(5)Includes a $14.2 million gain on sale, net, from seven property sales and a selling profit from sales-type leases, and a $0.3 million gain on debt extinguishment, net, during the year ended December 31, 2024.
(6)Includes two properties classified as held for sale of $8.1 million and 736,031 square feet.
Highlights of Fiscal Year 2025:
• Acquired properties: Purchased 19 fully-occupied properties, with an aggregate of 1,568,107 square feet of rental space, for $206.7 million, at a weighted average cap rate of 8.88%;
• Sold properties: Sold two non-core properties as part of our capital recycling strategy for an aggregate of $8.0 million and completed the sale transaction on one non-core industrial property for $18.5 million;
• Collected 100% of 2025 base rent: Collected 100% of 2025 base rental charges owed to us throughout the year;
• Issued common stock under ATM Program: Issued 4.4 million shares of common stock for net proceeds of $61.0 million;
• Issued Series F Preferred Stock: Issued 15,700 shares of our 6.00% Series F Preferred Stock for net proceeds of $0.4 million;
• Amended, extended, and upsized credit facility: Increased our revolver from $155.0 million to $200.0 million and increased our aggregate outstanding term loan component from $350.0 million to $400.0 million. The revolver maturity was extended to October 2029 and Term Loan A and Term Loan B components maturity were extended to October 2029 and February 2030, respectively. In total, the credit facility increased to $600.0 million;
• Issued senior unsecured notes: Issued $85.0 million in senior unsecured notes in a private placement at a fixed interest rate of 5.99% and a maturity date of December 15, 2030;
• Repaid debt: Repaid $3.1 million in fixed rate mortgage debt, with a weighted average interest rate of 4.59%, with cash on hand and borrowings from our line of credit. Also repaid $7.2 million in variable rate mortgage debt, with a weighted average interest rate of SOFR + 2.25%, with cash on hand and borrowings from our line of credit;
• Leased vacant space: Leased 305,589 square feet of previously vacant space with lease terms ranging from 5.3 years to 11.7 years at seven of our properties;
• Renewed leases: Renewed 884,327 square feet with remaining lease terms ranging from 0.7 years to 11.3 years at 11 of our properties; and
• Paid distributions: Paid monthly cash distributions for the year totaling $1.20 per share on our common stock and Non-controlling OP Units, $1.656252 per share on our Series E Preferred Stock, $1.50 per share on our Series F Preferred Stock, $1.50 per share on our Series G Preferred Stock, and $1.05 per share on our senior common stock.
Fourth Quarter 2025 Results: FFO available to common shareholders and Non-controlling OP Unitholders for the quarter ended December 31, 2025, was $17.8 million, an 8.9% increase when compared to the quarter ended September 30, 2025, equaling $0.37 per share. Core FFO available to common shareholders and Non-controlling OP Unitholders for the quarter ended December 31, 2025, was $17.9 million, an 8.9% increase when compared to the quarter ended September 30, 2025, equaling $0.37 per share. Core FFO increased primarily due to a full quarter of rental revenue from Q3 2025 acquisitions, a lease termination fee recognized, and proceeds from an easement settlement, partially offset by a higher net incentive fee and higher interest expense associated with writing off deferred financing fees as part of the credit facility recast and interest expense from the new private placement.
Fiscal Year 2025 Results: FFO available to common stockholders and Non-controlling OP Unitholders for the year ended December 31, 2025, was $64.9 million, an 8.8% increase when compared to the year ended December 31, 2024, equaling $1.38 per share. Core FFO available to common stockholders and Non-controlling OP Unitholders for the year ended December 31, 2025, was $65.7 million, a 9.1% increase when compared to the year ended December 31, 2024, equaling $1.40 per share. Core FFO increased primarily due to leasing activity during the year with significant increases in rental revenue from 2025 acquisitions, a lower net incentive fee, and more interest revenue earned on our sales-type lease. This was partially offset by higher property operating expenses due to general cost increases and increased repair expenses, a higher base management fee, and higher interest expense associated with writing off deferred financing fees as part of the credit facility recast and interest expense from a full year of the 2024 private placement.
Net income available to common stockholders and Non-controlling OP Unitholders for the three months and year ended December 31, 2025 was $2.2 million and $6.6 million, or $0.05 and $0.14 per share, respectively, compared to net income available to common stockholders for the three months ended September 30, 2025 and year ended December 31, 2024 of $1.0 million and $11.2 million, or $0.02 and $0.27 per share, respectively. A reconciliation of Core FFO to net income for the three months ended December 31, 2025 and September 30, 2025 and the years ended December 31, 2025 and 2024, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit and basic and diluted net income per weighted average share of common stock and Non-controlling OP Unit is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Sold properties: Sold a portion of a land parcel for $2.0 million; and
• Declared distributions: Declared monthly cash distributions for January, February, and March 2026, totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Buzz Cooper: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments made during 2025 and 2024, and our ability to renew tenants. We believe we had an excellent 2025 by investing $206.7 million in 19 assets, all industrial, in our target markets at accretive cap rates. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to acquire properties in our target growth markets. We successfully exited two non-core assets during 2025, recognizing a capital gain of $0.4 million, and we have additional non-core assets we anticipate selling over the next one to two years that we believe will result in capital gains. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets with a focus on industrial investment opportunities. While we expect to face challenges due to inflation, with a corresponding increase in interest rates, and various geo-political and economic issues, we feel strongly about the depth of our tenant credit underwriting. We have collected 100% of 2025 cash rents. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when economic normalcy returns fully. Despite economic uncertainty, during 2025, we were able to lease nearly 0.3 million vacant square feet with five tenants and renew 0.9 million square feet with ten tenants. We are actively marketing our remaining vacant space and currently anticipate positive outcomes. We expect to continue to have access to the debt and equity markets, as necessary, for added liquidity. We believe our same store rents, which have increased by approximately 2% or greater annually in recent years, should continue to rise as we grow, and we will continue to primarily focus on investing in our target markets, with an emphasis on industrial properties and actively managing our portfolio."
Conference Call: Gladstone Commercial will hold a conference call on Thursday, February 19, 2026, at 8:30 a.m. Eastern Time to discuss its earnings results. Please call (877) 407-9045 (or (201) 389-0934) to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through February 26, 2026. To hear the replay, please dial (877) 660-6853 (or (201) 612-7415) and use playback conference number 13757328. The live audio broadcast of the Company’s quarterly conference call will also be available on the investors section of our website, www.gladstonecommercial.com.
About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Including payments through January 2026, Gladstone Commercial has paid 253 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, Gladstone Commercial paid five consecutive quarterly cash distributions. Gladstone

Commercial has never skipped or deferred a distribution since its inception in 2003. Further information can be found at www.gladstonecommercial.com.
About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share and unit provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
FFO as adjusted for comparability: FFO as adjusted for comparability is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for non-recurring expense adjustments related to the write off of offering costs pertaining to redeemed securities. Although the Company’s calculation of FFO as adjusted for comparability differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, FFO as adjusted for comparability should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
The Company’s presentation of FFO, as defined by NAREIT, FFO as adjusted for comparability, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 18, 2026. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

(703) 287-5893